Exhibit 99.2
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L. G. White President and CEO Phone: 908/206-3700

TRANSTECHNOLOGY ANNOUNCES APPROVAL OF AMEX LISTING AND PROSPECTIVE NAME CHANGE TO BREEZE-EASTERN CORPORATION; JOHN DALTON ELECTED CHAIRMAN OF THE BOARD
Union, New Jersey — July 19, 2006 — TransTechnology Corporation (OTC: TTLG) reported today that its application to be listed on the American Stock Exchange has been approved. The company is working with the Exchange on the appointment of a specialist so that it may begin trading. The company’s new symbol will be BZC. The approval by the Exchange is contingent upon the company maintaining compliance with all applicable listing standards on the date it begins trading on the Exchange, and may be rescinded if the company fails to maintain compliance with such standards.
The company also announced that the stockholders at today’s annual meeting authorized the board of directors to effect a change of the company’s name to Breeze-Eastern Corporation at such time as the board determines, and the board of directors has directed the officers of the company to file the appropriate amendment to the certificate of incorporation as soon as possible.
John Dalton, a director of the company since 1999, was elected chairman of the board at today’s organization meeting of the board of directors. Mr. Dalton, who served as Secretary of the Navy from 1993-1998, is the President of the Housing Policy Council of The Financial Services Roundtable in Washington, D.C.
TransTechnology Corporation (http://www.transtechnology.com) operating as Breeze-Eastern (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The company, which employs approximately 195 people at its facility in Union, New Jersey, reported sales from continuing operations of $64.4 million in the fiscal year ended March 31, 2006.
700 Liberty Avenue • P.O. Box 3300 • Union • New Jersey 07083
Tel. 908.688.2440 • Fax 908.686.7485 • www.transtechnology.com

TransTechnology Corporation Press Release July 19, 2006	Page 2 of 2

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; interest rate trends; the Company’s ability to provide a trading venue for its shares; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2006.
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.
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